Exhibit 1.02
Conflict Minerals Report
Express, Inc. has included this Conflict Minerals Report as Exhibit 1.02 to its Form SD for 2013 as required by Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the "Conflict Minerals Rule"). Unless the context indicates otherwise, the terms "Express," "we," "its," "us," and "our" refer to Express, Inc. and its consolidated subsidiaries. As used herein, "Conflict Minerals" are columbite-tantalite (coltan), cassiterite, gold, wolframite, and the derivatives tantalum, tin, and tungsten, without regard to the location of origin of the minerals or derivative metals, and the term "armed group" has the meaning contained in the Conflict Minerals Rule.
Forward-Looking Statements
This Conflict Minerals Report contains forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify the forward-looking statements by the use of forward-looking words, such as “intend" and the like, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning the additional steps that we intend to take to mitigate the risk that Conflict Minerals in our products benefit armed groups.
Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers, on a timely basis or at all, whether smelters and refiners and other market participants responsibly source Conflict Minerals, and political and regulatory developments, whether in the Democratic Republic of the Congo ("DRC") or an adjoining country (the "DRC Region"), the United States, or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of filing of this document. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of filing of this document or to reflect the occurrence of unanticipated events.

Overview
We estimate that less than 5% of all products we purchased for resale in 2013, based on cost, contain Conflict Minerals that we believe are necessary to the functionality or production of the products; and in such products, Conflict Minerals constitute only a very small portion of the product content. These products include fashion jewelry, watches, and personal care products. We refer to these products as "in-scope products." None of the necessary Conflict Minerals contained in our in-scope products were known by us to have directly or indirectly financed or benefited armed groups in the DRC Region based on information made available to us.

Due Diligence Program Design
Overview
Pursuant to the Conflict Minerals Rule, we designed our due diligence measures relating to Conflict Minerals to conform with, in all material respects, the criteria set forth in the Organisation for Economic Co-operation and Development's Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Second Edition, 2013) (the "OECD Guidance").
The OECD Guidance has established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. This framework consists of the following elements: (1) establish strong company management systems; (2) identify and assess risk in the supply chain; (3) design and implement a strategy to respond to identified risks; (4) carry out independent third-party audit of supply chain due diligence at identified points in the supply chain; and (5) report on supply chain due diligence. A summary of our due diligence for 2013 is set forth below.
Establish Strong Company Management Systems

Conflict Minerals Policy. We adopted a policy that expresses our commitment to (1) compliance with the Conflict Minerals Rule, and (2) avoiding the use of Conflict Minerals which may directly or indirectly finance or benefit armed groups engaging in human rights abuses in the eastern DRC. We communicated this policy to our employees involved in the production and sourcing of our products and to our direct merchandise suppliers. Our policy statement can be found in the “Sourcing & Labor Standards” section of our website at www.express.com. The information contained on our website is not incorporated by reference into this Conflict Minerals Report or our Form SD and should not be considered part of this Conflict Minerals Report or our Form SD.

Governance of Conflict Minerals Compliance. Our Senior Vice President & General Counsel and Executive Vice President of Sourcing and Production were designated with responsibility for the development and oversight of our Conflict Minerals compliance program. Senior staff in our Sourcing and Production department were delegated responsibility for the day-to-day management and execution of the program. We also retained outside counsel and participated in a working group with other retailers to assist us with our compliance efforts.

Process to Collect Information Regarding Conflict Minerals in the Supply Chain. In order to identify smelters and refiners in our supply chain and collect other information regarding the origin of Conflict Minerals in our supply chain, we developed a questionnaire (“Conflict Minerals Questionnaire”) based on the Conflict Minerals Reporting Template developed by the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative ("EICC/GeSI"). For 2013, we sent the Conflict Minerals Questionnaire to each of our direct suppliers of in-scope products ("Suppliers") with instructions on how to complete it.

Training & Communication. Employees involved in the production and sourcing of our products were educated on the Conflict Minerals Rule and our policy. We furnished our Suppliers with written training materials containing information about the Conflict Minerals Rule, our policy, and our compliance expectations, including how to complete our Conflict Minerals Questionnaire.

Identify and Assess Risk in the Supply Chain

We determined which of our products were in-scope for purposes of the Conflict Minerals Rule through product specifications, visual inspection, supplier inquiries, and other information known to us.

We directed our Suppliers to provide us with information concerning the usage and source of Conflict Minerals in our in-scope products and their Conflict Minerals compliance program through the completion of our Conflict Minerals Questionnaire. All of our Suppliers responded to our Conflict Minerals Questionnaire. Our personnel reviewed the Conflict Minerals Questionnaires received from our Suppliers and followed up with Suppliers that submitted incomplete responses, responses that we believed contained errors or inaccuracies, or that were otherwise determined not to be suitable by us, in each case requesting additional information. We also followed up with some of our Suppliers concerning the due diligence procedures that they followed. Based on the information provided to us by our Suppliers, we evaluated the risk that necessary Conflict Minerals in our in-scope products may have directly or indirectly financed or benefited armed groups engaging in human rights abuses in the eastern DRC.

Design and Implement a Strategy to Respond to Identified Risks

Based on our risk assessment described above, we intend to take the following steps in respect of 2014 to support our Conflict Minerals policy, improve our Conflict Minerals due diligence program, and reduce sourcing risks: (1) continue to follow the due diligence process described in this report for 2013 to the extent we determine to be appropriate; (2) continue to engage with our Suppliers to gain increased visibility into the supply chain for Conflict Minerals in our in-scope products where we determine to be appropriate; and (3) communicate additional guidelines to our Suppliers to ensure that Conflict Minerals in products sold to Express do not violate our Conflict Minerals policy, including guidelines that direct Suppliers to develop and implement policies, due diligence frameworks, and management systems consistent with the OECD Guidance.

Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

In connection with our due diligence, we utilized information made available by the Conflict-Free Sourcing Initiative concerning independent third-party audits of smelters and refiners.

Report on Supply Chain Due Diligence

The information in this Conflict Minerals Report is publicly available at the following Internet website: http://www.express.com/investor.
Product Determination
Based on the due diligence program discussed above or the reasonable country of origin inquiry described in our Form SD, as applicable, we concluded the following with respect to the Conflict Minerals necessary to the functionality or production of our in-scope products for 2013:

•	None of these Conflict Minerals were known by us to have directly or indirectly financed or benefited armed groups in the DRC Region.

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As a result of challenges we and our suppliers face in tracing a multi-tier supply chain, we were unable to determine with respect to some of our fashion jewelry products the country of origin of the necessary Conflict Minerals contained therein, the facilities used to process the necessary Conflict Minerals in such fashion jewelry products, and whether or not the necessary Conflict Minerals in such fashion jewelry products came from recycled or scrap sources. For the remaining fashion jewelry products, we had either no reason to believe that the necessary Conflict Minerals may have originated in the DRC Region or we reasonably believed such Conflict Minerals to have come from recycled or scrap sources.

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We were also unable to determine with respect to our watches and personal care products the country of origin of the necessary Conflict Minerals contained therein, the facilities used to process the necessary Conflict Minerals in such products, and whether or not the necessary Conflict Minerals in such products came from recycled or scrap sources as a result of challenges we and our suppliers face in tracing a multi-tier supply chain.

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